PROSPECTUS SUPPLEMENT
DATED NOVEMBER 3, 2004
                                FILED PURSUANT TO RULE 424(B)(3) UNDER THE RULES OF THE SECURITIES ACT OF 1933, AS AMENDED


                               ACTUANT CORPORATION


     $150,000,000 2% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2023 AND 3,871,199 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

         We issued $150,000,000 aggregate principal amount of our 2% Convertible Senior Subordinated Debenture due 2023 in a private placement on November 10, 2003.

         You should read this prospectus supplement together with the prospectus dated October 15, 2004, which is to be delivered with this prospectus supplement and the documents incorporated and deemed to be incorporated by reference in the prospectus dated October 15, 2004.

        The table below sets forth additional and updated information concerning beneficial ownership of the debentures and the common stock issuable upon conversion of the debentures and supplements and amends the table appearing under "Selling securityholders" beginning on page 62 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus or in any prior prospectus supplement, the information set forth below regarding that selling securityholder supersedes the information in the prospectus and such prospectus supplement. We have prepared this table based on information given to us by the selling securityholder listed below prior to the date hereof.


--------------------------------------------------- ----------------------- ---------------- -------------------
                                                     PRINCIPAL AMOUNT OF       NUMBER OF      NUMBER OF SHARES
                                                        THE DEBENTURES         SHARES OF      OF COMMON STOCK
                                                      BENEFICIALLY OWNED     COMMON STOCK      OFFERED HEREBY
                                                        PRIOR TO THIS        BENEFICIALLY
                                                     OFFERING AND OFFERED   OWNED PRIOR TO
NAME OF SELLING SECURITYHOLDER(1)                           HEREBY           THIS OFFERING
--------------------------------------------------- ----------------------- ---------------- -------------------
Hallmark Convertible Security Fund (2)                             130,000            3,257               3,257
--------------------------------------------------- ----------------------- ---------------- -------------------

(1) Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus or to the registration statement of which this prospectus is a part, if and when required. A post-effective amendment will be filed to identify unknown securityholders who are not direct or indirect donees, pledges, successors or transferees of the selling securityholders listed in the table.

(2) Froley Revy Investment Co., Inc., as investment advisor for the selling securityholder, has voting and investment power over the securities listed above that are held by this selling securityholder. Ann Houlihan has voting and investment power over the securities listed above that are held by this selling securityholder.


         INVESTING IN THE DEBENTURES AND OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 17 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The date of this prospectus supplement is November 3, 2004.